Exhibit 99.1

GameStop Reports Fourth Quarter and Fiscal 2019 Results Ahead of Earnings Expectations

Advanced Strategy, Improved Capital Structure, Lowered Inventory and Actioned Cost Reduction Program

Debt Reduced by $401 Million; Inventory Reduced by 31% and Invested $199 Million to Repurchase 38.1 Million Shares

Enters 2020 with a Strengthened Balance Sheet and Refreshed Board of Directors Further Enhancing Ability to Drive Transformation Plan

Grapevine, Texas (March 26, 2020) - GameStop Corp. (NYSE: GME), today reported sales and earnings for the fourth quarter and fiscal year ended February 1, 2020.

Fiscal Year 2019 Highlights:
•Generated $62.3 million in adjusted operating income while exiting the year with approximately $500 million in cash, despite a challenging sales environment.
•Significantly improved capital structure, deploying proceeds from sale of non-core business units to reduce debt by $401 million, repurchase 38.1 million shares for $199 million to leverage the Company’s market position as the pure-play, omni-channel leader in gaming.
•Optimized operations by improving inventory with a 31% reduction at year end and implementing initiatives to accelerate GameStop’s transformation with initiatives in digital, online, experiential retail and its loyalty program and continuing to de-densify the store base.
•Began fiscal 2020 with increased financial flexibility and continued focus on key priorities to optimize, stabilize and transform GameStop to achieve sustainable profitable long-term growth.

George Sherman, GameStop’s chief executive officer said, “We delivered profitability, on an adjusted basis, ahead of our updated expectations, marking progress on our strategy to evolve our operating model and position GameStop for long-term profitable growth. We accomplished this, despite industry challenges that led to an expected significant decline in sales. Financially, we improved efficiency and effectiveness across our enterprise during the year fueling a 160 basis point expansion in gross margin and a $130 million reduction in adjusted SG&A. We strengthened the balance sheet, including significant reductions in inventory, accounts payable and debt. Operationally, we accelerated our digital capabilities by elevating our web platform and further optimizing our retail footprint through market de-densification while setting up a laboratory in our Tulsa market to test experiential elements in 12 stores with promising initial results.”

Mr. Sherman, continued, “As we begin fiscal 2020, we remain focused on our key priorities, yet recognize that we continue to face the temporary headwind of lower current generation console hardware and software sales as consumers delay purchases in anticipation of new platform launches expected later in the year. The COVID-19 outbreak has led to changes in how consumers work, play and learn and over the past few weeks, led to increased demand for our products. While still early, we are pleased with the progress we have made to date in our initiatives to stabilize, optimize and transform the business, specifically the strengthening of our balance sheet. As such, we will maintain our focus on expense and inventory discipline so that we move forward with a strengthened platform to capitalize on the significant opportunities we see for growth.”

2019 Accomplishments:
The Company continues to execute its four strategic priorities. Progress toward these goals in fiscal 2019 include:

Optimize the core business by improving efficiency and effectiveness across the organization;
•Delivered expense reductions of $130 million for the year on an adjusted basis;
•Decreased inventory by 31% compared to fiscal 2018 that helped drive 160 bps gross margin expansion; and
•Further optimized global store base de-densifying locations and began the wind down of operations in Denmark, Finland, Norway and Sweden.

Create the social and cultural hub of gaming;
•Successful implementation of experiential lab in the Tulsa market;
•Enhanced the PowerUp loyalty program with new features leading to a 280 basis point improvement in the conversion rate of transactions that include PowerUp enrollment.

Build a frictionless digital ecosystem to reach GameStop customers;
•Provided access to the best digital content and products through the launch of an improved website and the expansion of omnichannel features such as Buy Online Pick Up In Store.
•Appointed chief digital officer to further advance digital transformation activities.

Transform vendor and partner relationships for the future of gaming;
•Expanded product penetration in PC gaming and private label product categories;
•Optimized supply chain and vendor base to leverage scale and new categories;
•Began testing digital revenue sharing with key partners.

Fourth Quarter Results:
(See reconciliation table of GAAP results to adjusted results in Schedule II of this press release.)

•Total global comparable store sales decreased 26.1%
•Gross margin expanded 280 bps from the prior year fourth quarter
•SG&A was $511.7 million compared to $552.5 million in the prior year fourth quarter
•Adjusted SG&A was $488.1 million, a reduction of $58.2 million from the prior year fourth quarter
•Operating income of $75.2 million compared to operating loss of ($232.1) million in the prior year fourth quarter
•Adjusted operating income of $109.2 million compared to adjusted operating income of $202.5 million in the prior year fourth quarter
•Net income of $21.0 million, or $0.32 per diluted share compared to net loss of ($187.7) million, or a loss of (1.84) per diluted share in the prior year fourth quarter
•Adjusted net income of $83.8 million or $1.27 per diluted share, compared to adjusted net income of $148.5 million, or $1.45 per diluted share in the prior year fourth quarter
•Repurchased 3.5 million shares of common stock for $20.1 million

Fiscal Year 2019 Results:
(See reconciliation table of GAAP results to adjusted results in Schedule II of this press release.)

•Total global comparable store sales decreased 19.4%
•Gross margin expanded 160 bps from the prior year
•SG&A was $1.923 billion compared to $1.994 billion from the prior year
•Adjusted SG&A was $1.846 billion, a reduction of $130.4 million from the prior year
•Operating loss of ($399.6) million compared to operating loss of ($702.0) million in the prior year
•Adjusted operating income of $62.3 million compared to adjusted operating income of $331.3 million in the prior year
•Net loss of ($470.9) million, or ($5.38) per diluted share compared to net loss of ($673.0) million, or ($6.59) per diluted share in the prior year
•Adjusted net income of $19.1 million or $0.22 per diluted share compared to adjusted net income of $218.4 million, or $2.14 per diluted share in fiscal 2018
•Repurchased 38.1 million shares of common stock for $199 million

Capital Allocation Update
During the quarter, the Company repurchased 3.5 million shares of its common stock, for $20.1 million, or an average price of $5.74 per share, bringing the fiscal 2019 repurchase activity to $199 million for 38.1 million shares, or 37% of the shares outstanding, at an average price of $5.21 per share. As of the end of the fourth quarter, the Company had 64.3 million shares outstanding. During fiscal 2019, the Company reduced its outstanding debt by $401.0 million and had $419.8 million of long-term debt remaining on the balance sheet at fiscal year-end.

2020 Strategic Initiatives:
The Company expects to progress its four strategic priorities, including key objectives for fiscal 2020 including;

Optimize the core business by improving efficiency and effectiveness across the organization.
•Further optimize inventory efficiency and cash flow from working capital;
•Strategically and opportunistically evaluate markets for continued store dedensification to maximize profit transfer;

Create the social and cultural hub of gaming.
•Expand product offering and categories to enhance ability to cater to customer needs;
•Identify and commercialize certain aspects of the Tulsa market lab in select stores

Build a frictionless digital ecosystem to reach GameStop customers.
•Optimize omni-channel capabilities and further grow PowerUp loyalty base;
•Enhance GameInformer asset with interactive digital media

Transform vendor and partner relationships for the future of gaming.
•Continue to explore and advance new revenue model opportunities;
•Further leverage market leading position and scale to optimize purchasing power

2020 Outlook (52-weeks ending January 30, 2021)
The Company is closely monitoring the dynamic situation around COVID-19 and potential impacts on its business. Despite increased demand since the outbreak began as millions of consumers look to GameStop for products that support remote and virtual work and learn settings, given the uncertainty around the evolving situation, the Company has suspended further guidance at this time.

The Company continues to focus on maintaining its balance sheet strength, prioritizing the allocation of resources to areas of the business that produce strong cash flow, reducing expenses across the business and intensifying inventory discipline. The Company believes these combined efforts position it well to manage through this unprecedented time.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for March 26, 2020 at 5:00 p.m. ET to discuss the Company’s financial results. The phone number for the call is 877-451-6152 and the confirmation code is 13699885. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates over 5,500 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company's consumer product network also includes www.gamestop.com and Game Informer® magazine, the world's leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted SG&A, adjusted operating income, adjusted net income, adjusted earnings per share, free cash flow and adjusted free cash flow. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted selling, general and administrative expenses (“SG&A”), adjusted operating income, adjusted net income and adjusted earnings per share exclude the effect of items such as transformation costs, asset impairments, store closure costs, severance, non-operating tax charges, as well as divestiture costs. We define free cash flow as cash provided by (used in) operating activities less cash used in additions to property and equipment. We define adjusted free cash flow as free cash flow plus the cash flow effect of significant rollover accounts payable payments made in fiscal 2019 pertaining to fiscal 2018. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported GAAP financial results. Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2020, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding targeted and expected benefits of our transformation, capital allocation, profit improvement and cost-savings initiatives, and expected fiscal 2020 results, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the uncertain impact, effects and results of pursuit of operating, strategic, financial and structural initiatives, including the Reboot strategic plan; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; the impact of the COVID-19 outbreak on capital markets and our business; our inability to obtain sufficient quantities of product to meet consumer demand, including due to supply chain disruptions on account of trade restrictions, political instability, COVID-19, labor disturbances and product recalls; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to assess and implement technologies in support of our omnichannel capabilities; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executives and other key personnel and our ability to attract and retain qualified employees in all areas of the organization; changes in consumer preferences and economic conditions; increased operating costs, including wages; disruptions to our information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2020. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019
Net sales	$2,194.1	$3,063.0
Cost of sales	1,596.8	2,314.2
Gross profit	597.3	748.8
Selling, general and administrative expenses	511.7	552.5
Goodwill impairments	—	413.4
Asset impairments	10.4	15.0
Operating earnings (loss)	75.2	(232.1)
Interest expense, net	6.5	10.5
Earnings (loss) from continuing operations before income taxes	68.7	(242.6)
Income tax expense	43.8	25.9
Net income (loss) from continuing operations	24.9	(268.5)
Income from discontinued operations, net of tax	(3.9)	80.8
Net income (loss)	$21.0	$(187.7)

Basic earnings (loss) per share:
Continuing operations	$0.38	$(2.63)
Discontinued operations	(0.06)	0.79
Basic earnings (loss) per share	$0.32	$(1.84)

Diluted earnings (loss) per share:
Continuing operations	$0.38	$(2.63)
Discontinued operations	(0.06)	0.79
Diluted earnings (loss) per share	$0.32	$(1.84)

Dividends per common share	$—	$0.38

Weighted average common shares outstanding:
Basic	65.5	102.2
Diluted	65.7	102.2

Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of sales	72.8%	75.6%
Gross profit	27.2%	24.4%
Selling, general and administrative expenses	23.3%	18.0%
Goodwill impairments	—%	13.5%
Asset impairments	0.5%	0.5%
Operating earnings (loss)	3.4%	(7.6)%
Interest expense, net	0.3%	0.3%
Earnings (loss) from continuing operations before income taxes	3.1%	(7.9)%
Income tax expense	2.0%	0.9%
Net income (loss) from continuing operations	1.1%	(8.8)%
Income from discontinued operations, net of tax	(0.1)%	2.7%
Net income (loss)	1.0%	(6.1)%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	52 weeks ended February 1, 2020	52 weeks ended February 2, 2019
Net sales	$6,466.0	$8,285.3
Cost of sales	4,557.3	5,977.2
Gross profit	1,908.7	2,308.1
Selling, general and administrative expenses	1,922.7	1,994.2
Goodwill impairments	363.9	970.7
Asset impairments	21.7	45.2
Operating loss	(399.6)	(702.0)
Interest expense, net	27.2	51.1
Loss from continuing operations before income taxes	(426.8)	(753.1)
Income tax expense	37.6	41.7
Net loss from continuing operations	(464.4)	(794.8)
(Loss) income from discontinued operations, net of tax	(6.5)	121.8
Net loss	$(470.9)	$(673.0)

Basic (loss) earnings per share:
Continuing operations	$(5.31)	$(7.79)
Discontinued operations	(0.08)	1.19
Basic loss per share	$(5.38)	$(6.59)

Diluted (loss) earnings per share:
Continuing operations	$(5.31)	$(7.79)
Discontinued operations	(0.08)	1.19
Diluted loss per share	$(5.38)	$(6.59)

Dividends per common share	$0.38	$1.52

Weighted average common shares outstanding:
Basic	87.5	102.1
Diluted	87.5	102.1

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	70.5%	72.1%
Gross profit	29.5%	27.9%
Selling, general and administrative expenses	29.8%	24.2%
Goodwill impairments	5.6%	11.7%
Asset impairments	0.3%	0.5%
Operating loss	(6.2)%	(8.5)%
Interest expense, net	0.4%	0.6%
Loss from continuing operations before income taxes	(6.6)%	(9.1)%
Income tax expense	0.6%	0.5%
Net loss from continuing operations	(7.2)%	(9.6)%
(Loss) income from discontinued operations, net of tax	(0.1)%	1.5%
Net loss	(7.3)%	(8.1)%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	February 1, 2020	February 2, 2019
Current assets:
Cash and cash equivalents	$499.4	$1,624.4
Receivables, net	141.9	134.2
Merchandise inventories, net	859.7	1,250.5
Prepaid expenses and other current assets	120.9	118.6
Assets held for sale	11.8	—
Total current assets	1,633.7	3,127.7
Property and equipment, net	275.9	321.3
Operating lease right-of-use assets	767.0	—
Goodwill	—	363.9
Other noncurrent assets	143.1	231.4
Total assets	$2,819.7	$4,044.3

Current liabilities:
Accounts payable	$380.8	$1,051.9
Accrued liabilities and other current liabilities	617.5	780.0
Current portion of operating lease liabilities	239.4	—
Current portion of debt, net	—	349.2
Total current liabilities	1,237.7	2,181.1
Long-term debt, net	419.8	471.6
Operating lease liabilities	529.3	—
Other long-term liabilities	21.4	55.4
Total liabilities	2,208.2	2,708.1
Stockholders’ equity	611.5	1,336.2
Total liabilities and stockholders’ equity	$2,819.7	$4,044.3

GameStop Corp.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	52 weeks ended February 1, 2020	52 weeks ended February 2, 2019
Cash flows from operating activities:
Net loss	$(470.9)	$(673.0)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization (including amounts in cost of sales)	96.2	126.9
Goodwill and asset impairments	385.6	1,015.9
Stock-based compensation expense	8.9	10.7
Deferred income taxes	61.4	(4.1)
Loss on disposal of property and equipment	1.9	2.0
Loss (gain) on divestiture	9.1	(100.8)
Other	4.1	6.9
Changes in operating assets and liabilities:
Receivables, net	(10.9)	(34.4)
Merchandise inventories	361.1	12.6
Prepaid expenses and other current assets	3.6	2.2
Prepaid income taxes and income taxes payable	(75.9)	(18.7)
Accounts payable and accrued liabilities	(792.8)	(26.0)
Operating lease right-of-use assets and liabilities	4.1	—
Changes in other long-term liabilities	—	4.9
Net cash flows (used in) provided by operating activities	(414.5)	325.1
Cash flows from investing activities:
Purchase of property and equipment	(78.5)	(93.7)
Proceeds from divestiture	5.2	727.9
Proceeds from company-owned life insurance	12.0	—
Other	0.4	1.3
Net cash flows (used in) provided by investing activities	(60.9)	635.5
Cash flows from financing activities:
Repayments of senior notes	(404.5)	—
Repurchase of common shares	(198.7)	—
Dividends paid	(40.5)	(157.4)
Borrowings from the revolver	—	154.0
Repayments of revolver borrowings	—	(154.0)
Repayment of acquisition-related debt	—	(12.2)
Tax withholdings on share-based awards	(1.0)	(5.1)
Net cash flows used in financing activities	(644.7)	(174.7)
Exchange rate effect on cash and cash equivalents and restricted cash	(6.9)	(24.7)
Decrease in cash held for sale	—	10.2
(Decrease) increase in cash and cash equivalents and restricted cash	(1,127.0)	771.4
Cash and cash equivalents and restricted cash at beginning of period	1,640.5	869.1
Cash and cash equivalents and restricted cash at end of period	$513.5	$1,640.5

GameStop Corp.
Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended February 1, 2020		13 Weeks Ended February 2, 2019
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

Hardware and accessories(1)	964.8	44.0%	1,429.6	46.7%
Software(2)	984.3	44.8%	1,363.6	44.5%
Collectibles	245.0	11.2%	269.8	8.8%
Total	$2,194.1	100.0%	$3,063.0	100.0%

	52 Weeks Ended February 1, 2020		52 Weeks Ended February 2, 2019
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

Hardware and accessories(1)	2,722.2	42.1%	3,717.8	44.9%
Software(2)	3,006.3	46.5%	3,856.5	46.5%
Collectibles	737.5	11.4%	711.0	8.6%
Total	$6,466.0	100.0%	$8,285.3	100.0%

(1) Includes sales of new and pre-owned hardware, accessories, hardware bundles in which hardware and digital or physical software are sold together in a single SKU, interactive game figures, strategy guides, mobile and consumer electronics, and the operations of our Simply Mac stores, which were sold in September 2019.
(2) Includes sales of new and pre-owned video game software, digital software and PC entertainment software.

GameStop Corp.
Schedule II
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's selling, general and administrative expenses ("SG&A"), operating earnings, net income and earnings per share as presented in its consolidated statements of operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted SG&A, adjusted operating income, adjusted net income and adjusted earnings per share. The diluted weighted-average shares outstanding used to calculated adjusted earnings per share may differ from GAAP weighted-average shares outstanding. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss. The tax adjustments below for the 13 and 52 weeks ended February 1, 2020, include provisions for deferred tax valuation allowances and the tax effects of non-GAAP adjustments. The reconciliations below are from continuing operations only.

	13 Weeks Ended February 1, 2020	13 Weeks Ended February 2, 2019	52 Weeks Ended February 1, 2020	52 Weeks Ended February 2, 2019

Adjusted SG&A
SG&A	$511.7	$552.5	$1,922.7	$1,994.2
Transformation costs	(10.8)	—	(37.9)	—
Business divestitures	(9.5)	—	(10.8)	—
Severance and other	(3.3)	(6.2)	(27.6)	(17.4)
Adjusted SG&A	$488.1	$546.3	$1,846.4	$1,976.8

	13 Weeks Ended February 1, 2020	13 Weeks Ended February 2, 2019	52 Weeks Ended February 1, 2020	52 Weeks Ended February 2, 2019

Adjusted Operating Income
Operating earnings (loss)	$75.2	$(232.1)	$(399.6)	$(702.0)
Transformation costs	10.8	—	37.9	—
Business divestitures	9.5	—	10.8	—
Goodwill impairments	—	413.4	363.9	970.7
Property, equipment and other asset impairments	8.1	2.1	19.4	2.1
Intangible impairments	2.3	12.9	2.3	43.1
Severance and other	3.3	6.2	27.6	17.4
Adjusted operating income	$109.2	$202.5	$62.3	$331.3

	13 Weeks Ended February 1, 2020	13 Weeks Ended February 2, 2019	52 Weeks Ended February 1, 2020	52 Weeks Ended February 2, 2019
Adjusted Net Income
Net income (loss)	$21.0	$(187.7)	$(470.9)	$(673.0)
(Income) loss from discontinued operations	3.9	(80.8)	6.5	(121.8)
Net income (loss) from continuing operations	24.9	(268.5)	(464.4)	(794.8)
Transformation costs	10.8	—	37.9	—
Business divestitures and other	9.5	—	10.8	—
Goodwill impairment	—	413.4	363.9	970.7
Property, equipment and other asset impairments	8.1	2.1	19.4	2.1
Intangible impairments	2.3	12.9	2.3	43.1
Severance and other	3.3	6.2	27.6	17.4
Tax effect of non-GAAP adjustments	(6.8)	(18.3)	(30.9)	(50.4)
Other tax charges(1)	31.7	0.7	52.5	30.3
Adjusted net income	$83.8	$148.5	$19.1	$218.4

(1) Other tax charges includes an increase in the valuation allowance for the 13 and 52 weeks ended February 1, 2020 and a non-operating tax charge for the 13 and 52 weeks ended February 2, 2019.

Adjusted Earnings Per Share
Basic	$1.28	$1.45	$0.22	$2.14
Diluted	$1.27	$1.45	$0.22	$2.14

Dividend per common share	$—	$0.38	$0.38	$1.52

Number of shares used in adjusted calculation
Basic	65.5	102.2	87.5	102.1
Diluted	65.7	102.4	87.6	102.3

GameStop Corp.
Schedule III
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's cash flows provided by operating activities as presented in its unaudited Consolidated Statements of Cash Flows and prepared in accordance with GAAP to its free cash flow and adjusted free cash flow.

52 weeks ended February 1, 2020
Net cash flows (used in) provided by operating activities	$(414.5)
Purchase of property and equipment	(78.5)
Free cash flow	(493.0)
Adjustments:
Rollover of accounts payable payments	415.4
Adjusted free cash flow	$(77.6)

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com